UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 14, 2006

iCAD, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

4 Townsend West, Suite 17, Nashua, New Hampshire	03063
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2006 Dr. Lawrence Howard was appointed as a Class III director of iCAD, Inc. The term of this class expires in 2008. Since March 1997, Dr. Howard has been a general partner of Hudson Ventures, L.P. (formerly known as Hudson Partners, L.P.), a limited partnership that is the general partner of Hudson Venture Partners, L.P., a limited partnership that is qualified as a small business investment company (“HVP”). Since March 1997, Dr. Howard has also been a managing member of Hudson Management Associates LLC, a limited liability company that provides management services to HVP. Since November 2000, Dr. Howard has been a General Partner of Hudson Venture Partners II, and a limited partner of Hudson Venture II, L.P. He was a founder and has been since November 1987, and continues to be, a director of Presstek, Inc., a developer, manufacturer and marketer of digital offset printing business solutions for the graphic arts markets, and served in various officer positions at Presstek from October 1987 to June 1993, lastly as its Chief Executive Officer.

On June 19, 2006, iCAD borrowed $200,000 from Dr. Howard and issued to him a 7% Convertible Promissory Note in the same principal amount that matures on June 19, 2008. Interest on this note is payable on maturity. Principal and accrued and unpaid interest under this note can be converted by the holder into shares of iCAD’s common stock at $1.50 per share. On September 12, 2006 iCAD borrowed an additional $100,000 from Dr. Howard and issued to him a 7.25% Convertible Promissory Note in the same principal amount that matures on September 12, 2008. Interest on this note is also payable at maturity. Principal and accrued and unpaid interest under this note can be converted by the holder into shares of iCAD’s common stock at $1.70 per share. Payment of principal under both notes can be accelerated by the holder if iCAD files for or is found by a court to be bankrupt or insolvent and iCAD can prepay the notes prior to their due dates.

On the date of his appointment to the Board, Dr. Howard was automatically granted a five-year option to purchase 25,000 shares of iCAD common stock at $2.82 per share under the Board compensation plan described below.

On November 14, 2006, iCAD’s Board adopted the following compensation arrangements for non-employee directors for 2006, referred to as the 2006 Arrangements and for 2007, referred to as 2007 Arrangements.

Under the 2006 Arrangements, each non-employee director will be paid the following amounts on November 17, 2006:

1)	An annual retainer of $18,000 except for the Chairperson of the Board of Directors who will be paid an annual retainer of $35,000.
2)	Chairperson of iCAD’s Audit Committee-an additional annual retainer of $7,500.
3)	Chairperson of iCAD’s Compensation Committee-an additional annual retainer of $5,000.
4)	Chairperson’s of other iCAD Board committees-an additional annual retainer of $3,000.
5)
iCAD’s designated “financial expert” will be paid an additional annual retainer of $5,000 unless the financial expert was also the Chairperson of the Audit Committee and received the $7,500 fee for acting as such Chairperson.

In addition, for meetings held after October 20, 2006 but prior to January 1, 2007, the Non-Employee Directors will also receive $1,000 for each Board or Board Committee meeting attended in person, $1,000 for each Board meeting attended by telephone and $500 for each Board Committee meeting attended telephonically. These amounts will be paid on January 19, 2007. Each non-employee director who was a director prior to the adoption of the compensation arrangements also received five-year options to purchase 15,000 shares of common stock at $2.82 per share.

Under the 2007 Arrangements each Non-Employee Director will be paid the same cash amounts as under the 2006 Arrangements for the annual retainers and for all Board meetings attended in 2007 with the payments to be made on a quarterly basis in arrears. In addition, the non-employee directors have the right to elect to receive the cash portion of their 2007 director fees in options that have an equivalent “Black Sholes” value amount. The non-employee directors will also be issued on a quarterly basis five-year immediately vested options to purchase 3,750 shares of iCAD common stock. New directors will also receive five-year immediately vested options to purchase 25,000 shares of common stock.

Additionally, for each Board or Board Committee meeting attended in person, each Non-Employee Director will receive $1,000. For each Board meeting attended telephonically, each Non-Employee Director will receive $1,000. For each Board Committee meeting attended telephonically, each Non-Employee Director will receive $500.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Darlene M. Deptula-Hicks
Name: Darlene M. Deptula-Hicks Title: Executive Vice President of Finance and Chief Financial Officer

Date: November 20, 2006